                                LOAN AGREEMENT


         This is a Loan Agreement made as of December 17, 1996, between PNC BANK, N.A., a banking association organized and existing under the laws of the United States of America ("Lender"), having an address at Two Tower Center Boulevard, East Brunswick, New Jersey 08816, and USA DETERGENTS, INC., a corporation organized under the laws of the State of Delaware, having its principal place of business at 1735 Jersey Avenue, North Brunswick, New Jersey 08902 ("Borrower").


                                   RECITAL:

         WHEREAS, Borrower and Lender are about to enter into a commercial lending arrangement whereby Lender has agreed to make loans to Borrower and Borrower has agreed to repay same; and

         WHEREAS, Borrower and Lender have negotiated the terms and conditions of their agreements pursuant to which Lender has agreed to, inter alia, provide Borrower with (i) a Ten Million ($10,000,000) Dollar Revolving Line of Credit; and (ii) a Twenty Million ($20,000,000) Dollar Capital Expenditures Facility; and

         WHEREAS, Borrower and Lender wish to set forth the terms and conditions of their lending arrangements by this writing.

         NOW, THEREFORE, in consideration of the Recitals and the mutual covenants herein contained, the parties agree as follows:

1.       DEFINITIONS:

         For the purposes of this Loan Agreement, the following definitions shall apply to the terms set forth below:

         A. The term "Advance Limit" shall mean the sum of Ten Million ($10,000,000.00) Dollars, which is the maximum amount available to be borrowed by the Borrower under the Revolver.

         B. The term "Advances" shall mean each of the Revolving Loans and Capital Facility Loans made to Borrower.

         C. The term "Affiliate" shall mean and include any Person in which one or more of the stockholders owning ten (10%) percent or more of Borrower, anysubsidiary and/or any parent, now or at any time or times hereafter hold, individually, jointly or severally, an equity or other ownership interest in excess of ten (10%) percent of the total equity or ownership interest in such Person.

         D. The term "Banking Day" shall mean any day other than a Saturday, Sunday or other day on which Lender is closed for a United States of America or any state declared bank holiday and on which commercial banks in the City of London, England are open for dealings in U.S. dollar deposits in the London Interbank Market.

         E. The term "Base LIBOR Rate" shall mean a rate per annum equal to the product arrived at by multiplying the thirty (30) or ninety (90) day Fixed LIBOR Rate applicable to the Interest Period in question by a fraction (expressed as a decimal), the numerator of which shall be the number one (1) and the denominator of which shall be the number one (1) minus the aggregate reserve percentages (expressed as a decimal) from time to time established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority to which the Lender is now or hereafter subject, including, but not limited to any reserve on "Eurocurrency Liabilities" (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States) at the ratios provided in such Regulation from time to time, it being agreed that any LIBOR Loan shall be deemed to constitute a Eurocurrency Liability as defined by such Regulation, and it being further agreed that such Eurocurrency Liabilities shall be deemed to be subject to such reserve requirements without benefit of or credit for prorations, exceptions or offsets that may be available to the Lender from time to time under such Regulation and irrespective of whether the Lender actually maintains all or any portion of such reserve.

         F. The term "Borrower" shall mean USA Detergents, Inc., a corporation organized under the laws of the State of Delaware.

         G. The term "Capital Expenditures" shall mean all expenditures by the Borrower for fixed or capital assets that have a useful service life of one year or more at the time the asset is acquired by the Borrower and any obligation of the Borrower under capital leases (that is, Borrower's obligation to pay rent and other amounts under any lease of real or personal property, or any other arrangement to use such property, or any combination thereof, which are required to be classified and accounted for as capital leases under GAAP).

         H. The term "Capital Expenditures Facility" shall mean the line of credit available to Borrower for the purchase of capital assets and/or leasehold improvements pursuant to Section 3 hereof.

         I. The term "Capital Facilities Loan" shall mean each and any loan made pursuant to the Capital Expenditures Facility.

         J. The term "Consolidated Current Assets" shall mean those assets of the Borrower and its Subsidiaries that are treated as current assets in accordance with GAAP, applied on a consistent basis.

         K. The term "Consolidated Current Liabilities" shall mean those liabilities of the Borrower and its Subsidiaries that are treated as current liabilities in accordance with GAAP, applied on a consistent basis.

         L. The term "Consolidated Tangible Net Worth" shall mean as of the time of any determination thereof, the difference between (A) the sum of (i) the par value (or the value stated on the books of Borrower and its Subsidiaries) of the capital stock of all classes of Borrower and its Subsidiaries, plus (or minus in the case of a deficit), (ii) the amount of the surplus, whether capital or earned of Borrower and its Subsidiaries, plus (iii) subordinated debt (i.e all debt subordinated to the Obligations), less (B) the sum of treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, and other similar intangible assets and any write-up after the date hereof of the value of any assets, all determined for Borrower and its Subsidiaries in accordance with GAAP, applied on a consistent basis.

         M. The term "Consolidated Total Liabilities" shall mean, as of the time of any determination thereof, with respect to Borrower and its Subsidiaries the aggregate sum of the following items as such items appear on their balance sheet(s): (i) the unpaid principal balance of all indebtedness or liability for money borrowed or owed to any Person from time to time (including any renewals and extensions120308A22021197 thereof), whether or not the indebtedness was heretofore or hereafter created, issued, incurred or assumed, as determined in accordance with GAAP;
                  (ii) the unpaid principal balance of all indebtedness or liability for the deferred purchase price of property or services incurred (including trade obligations); (iii) all obligations as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; and (iv) all Current Liabilities in respect of unfunded vested benefits under any Plan covered by Title IV of ERISA.

         N.       The term "Debt Service Coverage" shall mean, for the four
                  (4) previous fiscal quarters of Borrower at the time of determination thereof on a consolidated basis, and all as determined in accordance with GAAP, the result of the following calculation:

                  (i) earnings before interest, taxes, depreciation and amortization minus dividends, unfunded Capital Expenditures and taxes, divided by

                  (ii) the sum of the following: interest expense, current portion of capital leases and current portion of long term debt. For the purposes of this

                           Subsection N, "unfunded" shall mean Capital
                           Expenditures which are not offset by corresponding borrowings.

         O. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         P. The term "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that together with Borrower would be treated as a single entity employer under Section 4001 of ERISA.

         Q. The term "Event of Default" shall mean a default as set forth in Section 9 of this Loan Agreement after applicable notice, grace and cure periods provided herein.

         R. The term "Fixed LIBOR Rate" shall mean, as to a particular Interest Period, a rate per annum equal to the rate for United States dollar deposits with maturities comparable to such Interest Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, two (2) Banking Days prior to the commencement of such Interest Period, provided, however, that if such rate does not appear on Telerate Page 3750, the Fixed LIBOR Rate applicable to a particular Interest Period shall mean a rate per annum equal to the rate at which United States dollar deposits in an amount approximately equal to the LIBOR Loan in question, and with maturities comparable to such Interest Period with respect to which such Fixed LIBOR Rate is applicable, are offered in immediately available funds in the London interbank market to the London office of the Lender by leading banks in the Eurodollar market at 11:00 a.m., London time, two (2) Banking Days prior to the commencement of the Interest Period to which such Fixed LIBOR Rate is applicable, and provided also, however, the Fixed LIBOR Rate is subject to correction if any correction is made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one (1) hour of the time when such rate is first displayed.

         S. The term "GAAP" shall mean United States generally accepted accounting principles.

         T. The term "Guarantor" or "Guarantors" shall mean any Person who at any time shall agree to be a guarantor or surety for Borrower, which must include, however, any Subsidiary of Borrower formed after the date of this Loan Agreement.

         U. The term "Interest Period" shall mean the thirty (30) or ninety (90) day periods of time during which a Prime Rate or Base LIBOR Rate will be applicable to all or a particular portion of the Loans, in accordance with the terms set forth herein for each such rate.

         V. The term "Interest Rate Option" shall mean the option of Borrower to choose a rate of interest for each Interest Period based upon the Prime Rate or the LIBOR Rate, each as adjusted herein.

         W. The term "Lender" shall mean PNC BANK, N.A., a banking association organized and existing under the laws of the United States of America, its successors and assigns.

         X. The term "Letter of Credit shall mean a letter or letters of credit issued by Lender at the request and account of Borrower pursuant to section 4 hereof.

         Y. The term "LIBOR Loan" shall mean any one or more Loans for which interest is determined based upon the LIBOR Rate. Nothing herein shall be deemed to limit the number of LIBOR Loans Borrower may have outstanding at any one time.

         Z. The term "LIBOR Rate" shall mean a rate per annum equal to the Base LIBOR Rate plus the applicable margin which shall be determined based upon the ratio of Borrower's Consolidated Total Liabilities to Consolidated Tangible Net Worth as of the last day of each fiscal quarter of Borrower (the "Applicable Margin"). The Applicable Margin shall be determined as soon after the end of each fiscal quarter as shall be practical but in no event more than 30 days after the date the financial statements of Borrower are to be delivered to Lender pursuant to ss.7.5 hereof, as follows:

                  Consolidated Total Liabilities to
                  Consolidated Tangible Net Worth           Applicable Margin

                         Above 1.0:1.0                      150 basis points
                         Above .76 and at and below 1.0:1.0 100 basis points Above .25 and at and below 76:1.0 75 basis points
                         At and below .25:1.0               50 basis points


                  Upon determination of the Applicable Margin the rate shall be adjusted for the period accordingly and any interest adjustment shall be made on the date the next interest payment is due. Anything herein to the contrary notwithstanding, until the quarter ending March 31, 1997 the LIBOR Rate shall be deemed to be 50 basis points over the Base LIBOR Rate and thereafter shall float as herein provided.

         AA. The term "Loan" or "Loans" shall mean any Advances made to Borrower under the Revolver and/or Capital Expenditures Facility.

         BB. The term "Loan Agreement" shall mean this Loan Agreement and any extension or renewal thereof or modification or amendment thereto.

         CC. The term "Maturity Date" shall mean April 30, 2000 or any extension of such date.

         DD. The term "Obligation" or "Obligations" shall mean all indebtedness, obligations, liabilities, and agreements of every kind and nature of Borrower to or with Lender, or to or with any affiliate of Lender, or any guaranty of Borrower of any other Person's indebtedness, liabilities and agreements to or with Lender, or to or with any affiliate of Lender, now existing or hereafter arising, and now or hereafter contemplated, pursuant to this Loan Agreement, the Relevant Documents or otherwise, whether in the form of refinancing, letters of credit, bankers' acceptances, guarantees, loans, interest, charges, expenses or otherwise, direct or indirect, acquired outright, conditionally or as collateral security from another, absolute or contingent, joint or several, liquidated or unliquidated, secured or unsecured, arising by operation of law or otherwise, including without limitation any future advances, renewals, extensions or changes in form of, or substitutions for, any of said indebtedness, obligations or liabilities, the other sums and charges to be paid to Lender pursuant to Section 2 or 3 hereof, and all interest and late charges on any of the foregoing.

         EE. The term "Permitted Lien" shall mean (a) purchase money liens created in the ordinary course of business for the acquisition of machinery and equipment to be utilized in Borrower's business; (b) liens of warehousemen, mechanics, common carriers and landlords arising by operation of law and incurred in the ordinary course of business, for amounts that are not yet due and payable or which are being diligently contested in good faith by Borrower or a Subsidiary by appropriate proceedings promptly instituted, provided that in any such case an adequate reserve is being maintained on the books of Borrower or the Subsidiary in accordance with GAAP; (c) liens of judgment creditors not otherwise constituting an Event of Default under Section 9.;
                  (d) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation; and (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business. Anything herein to the contrary notwithstanding the liens referred to in (a) above shall not exceed, in the aggregate, the sum of $750,000.00 plus the amount of liens referred to in (a) above existing as of the date hereof.

         FF. The term "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any political subdivision thereof).

         GG. The term "Plan" shall mean any plan established or maintained, or to which contributions have been or are required to be made, by Borrower or any ERISA

                  Affiliate that is subject to the minimum funding requirements of Section 412 of the Internal Revenue Code of 1986, as amended from time to time.

         HH. The term "Prime Rate" shall mean the rate of interest established from time to time by Lender as its "Prime Rate". This rate of interest is determined from time to time by Lender as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index, nor does it necessarily reflect the lowest rate of interest actually charged by Lender to any particular class or category of customers of Lender.

         II. The term "Relevant Documents" shall mean any and all documents and instruments executed or delivered by Borrower or any Guarantor to Lender pursuant or incident to this Loan Agreement, or heretofore executed or delivered by Borrower with respect to the Revolver and/or the Capital Expenditure Facility.

         JJ. The term "Revolving Loan" or "Revolving Loans" shall mean Loans made pursuant to the provisions of Section 2 of the Agreement.

         KK. The term "Revolving Note" shall mean the Revolving Note in the face amount of Ten Million ($10,000,000.00) Dollars, to be executed contemporaneously herewith and any renewal, extension, modification or amendment thereto or substitution therefor.

         LL. The term "Revolver" shall mean the Revolving Line of Credit facility in an amount up to the Advance Limit made available to the Borrower by the Lender hereunder.

         MM. The term "Roll Over Date" shall mean the end of an applicable Interest Period.

         NN. The term "Subsidiary" shall mean any corporation at least a majority of whose issued and outstanding equity now or at any time or times hereafter is owned by the Borrower and/or one or more Subsidiaries thereof.

         OO. The term "Telerate Page 3750" shall mean the display designated as "Page 3750" on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association interest settlement rates for U.S. Dollar deposits).

         PP. The term "Termination Date" shall mean the date upon which the Loan Agreement or the Revolving Loan is terminated.


         QQ. The term "Variable Rate Loan" shall mean any Loan for which interest is determined based upon the Prime Rate.

2.       REVOLVER:

     2.1 Revolver. (a) Amount. (i) During the term of this Loan Agreement, provided no Event of Default has occurred and is continuing and provided this Agreement has not been terminated, Lender will provide, at one time or from time to time, at the request of Borrower, Loans to Borrower which Borrower may borrow, repay and reborrow as it may elect, in an aggregate principal amount up to but not in excess of the Advance Limit of Ten Million ($10,000,000.00) Dollars outstanding at any time, on a revolving loan basis, which shall be due and payable in full on April 30, 2000, together with all accrued and unpaid interest fees and charges; provided however, the Lender shall have the right, but not the obligation and in its sole discretion, to extend the Revolving Loan on or before April 30th of each year during the term hereof for an additional one year period. For the purposes of determining the Advance Limit the amount of Revolving Loans outstanding shall include all amounts of issued and undrawn upon standby letters of credit as described in Section 4.

          (ii) Anything herein to the contrary notwithstanding, Borrower shall, on or after May 1, 1998, reduce the outstanding principal balance of the Revolver to Zero ($0) Dollars and maintain the outstanding principal balance at Zero ($0) Dollars for thirty (30) consecutive days, and thereafter do so at least once each year for so long as this Agreement is in effect.

          (b) TERMINATION DATE. THE OUTSTANDING PRINCIPAL BALANCE, TOGETHER WITH ACCRUED AND UNPAID INTEREST AND COSTS, UNDER THE REVOLVER SHALL BE DUE AND PAYABLE, IN FULL, ON THE TERMINATION DATE. LENDER SHALL HAVE NO OBLIGATION TO EXTEND, RENEW OR REFINANCE SUCH OUTSTANDING PRINCIPAL BALANCE AT SUCH TIME.

          (c) Use of Loan Proceeds. The proceeds of the Revolver are to be utilized for the future general working capital needs of the Borrower and standby letters of credit.

          (d) Borrowing Procedures and Requirements and Election of Interest Rates and Periods. For each new Loan, or the conversion or continuation of an existing Loan hereunder, the following shall apply:

               (i) Borrower shall give Lender not less than three (3) Banking Days prior written notice of any requested Advance as to LIBOR Loans and written notice, not later than 11:00 a.m. Eastern Time on the date a Variable Rate Loan is requested, which notice(s) shall: (i) specify the amount of the Advance requested and if a LIBOR Loan, the Interest Period selected and (ii) the date the Advance is to be made. Any such notice(s) shall be deemed irrevocable upon receipt by Lender;

               (ii) Each Variable Rate Loan shall be in amount of not less than One Hundred Thousand ($100,000.00) Dollars;

               (iii) Each LIBOR Loan shall be in an amount of not less than Five Hundred Thousand ($500,000.00) Dollars with increments of One Hundred Thousand ($100,000.00) Dollars in excess of such sum and each LIBOR Loan shall be elected for an Interest Period of either thirty (30) or ninety (90) days, provided that no Interest Period for a LIBOR Loan may expire after the Maturity Date;

               (iv) On or prior to the date which is three (3) Banking Days before a Roll-Over Date as to the continuation of existing LIBOR Loans and at any time on or prior to three (3) Banking Days before a requested conversion of an existing Variable Rate Loan to a LIBOR Loan, the Borrower may exercise its options as to the Interest Periods of such LIBOR Loan by providing Lender with a completed and signed Notice of Conversion/Continuation substantially in the form of Exhibit A attached hereto and made a part hereof;

               (v) In the event the Borrower fails to elect a LIBOR Rate or Interest Period either when requesting an Advance or three (3) Banking Days before any RollOver Date, such new Advance shall automatically bear interest at the LIBOR Rate for a thirty (30) day Interest Period;

               (vi) All Variable Rate Loans shall continue as such unless and until the Borrower seeks to convert them to LIBOR Loans pursuant to the terms hereof.


3.   CAPITAL EXPENDITURE FACILITY:

          (a) Amount. (i) Until September 30, 1998 or such earlier date as Borrower shall elect (the "Conversion Date"), provided there has not occurred and is not continuing an Event of Default or an event which, with the giving of notice or the lapse of time, or both, would become an Event of Default, Lender will provide, at one time or from time to time, at the request of Borrower, Loans for the purpose of Capital Expenditures up to but not in excess of the aggregate sum of Twenty Million ($20,000,000.00) Dollars.

          (b) Borrowing Procedures and Requirements and Election of Interest Rates and Periods. For each new Loan, or the conversion or continuation of an existing Loan hereunder, the following shall apply:

               (i) With respect to each Capital Expenditure Loan the Borrower shall give Lender three (3) Banking Days prior written notice of its request for such Loan. The notice shall specify the purpose of the Loan, the proposed date of the Loan, the interest rate option selected and present to the Lender a true copy of the invoice of the manufacturer, distributor or supplier from whom the items are being or have been purchased, within twelve (12) months prior to the date hereof, and within thirty (30) days after the Loan is made proof of payment thereof. Upon receipt of the request for a Capital Expenditure Loan the Lender shall make a Loan to Borrower for the full amount of the invoice, including soft costs such as delivery expense and sales tax;

               (ii) Each Variable Rate Loan shall be in amount of not less than One Hundred Thousand ($100,000.00) Dollars;

               (iii) Each LIBOR Loan shall be in an amount of not less than Five Hundred Thousand ($500,000.00) Dollars with increments of One Hundred Thousand ($100,000.00) Dollars in excess of such sum and each LIBOR Loan shall be elected for an Interest Period of either thirty (30) or ninety (90) days, provided that no Interest Period for a LIBOR Loan may expire after the Termination Date;

               (iv) On or prior to the date which is three (3) Banking Days before a Roll-Over Date as to the continuation of existing LIBOR Loans and at any time on or prior to three (3) Banking Days before a requested conversion of an existing Variable Rate Loan to a LIBOR Loan, the Borrower may exercise its options as to the Interest Periods of such LIBOR Loan by providing Lender with a completed and signed Notice of Conversion/Continuation substantially in the form of Exhibit A attached hereto and made a part hereof;

               (v) In the event the Borrower fails to elect a LIBOR Rate or Interest Period either when requesting a Loan or three (3) Banking Days before any RollOver Date, such new Loan shall automatically be a Variable Rate Loan and the LIBOR Loan for which the Interest Period is to expire shall automatically bear interest at the LIBOR Rate for a thirty (30) Interest Period;

               (vi) All Variable Rate Loans shall continue as such unless and until the Borrower seeks to convert them to LIBOR Loans pursuant to the terms hereof.

          (c) Use of Loan Proceeds: The proceeds of the Capital Expenditures Facility shall be used for Capital Expenditures provided however, until March 31, 1997, up to Seven Million ($7,000,000.00) Dollars of such proceeds may also be used for general working capital needs. On or before March 31, 1997 Borrower shall, with out demand, repay to Lender all outstanding Loans made under the Capital Expenditure Facility for expenditures other than Capital Expenditures.

          (d) Repayment: The Capital Expenditure Loan shall be evidenced by the Capital Expenditure Note and until the Conversion Date Borrower shall pay Lender interest only on the Capital Expenditure Loan. On the Conversion Date the then outstanding principal balance of the Capital Expenditure Loan shall be converted to a five (5) year term loan with a balloon payment due at final maturity of the lesser of Four Million ($4,000,000.00) Dollars or twenty percent (20%) of the unpaid principal balance as of the Conversion Date. The Term Loan, excluding the balloon payment will be repaid in fifty nine (59) as nearly equal consecutive monthly installments as shall be practicable and then a sixtieth (60th) and final balloon payment of the unpaid principal balance plus interest. In addition to principal, Borrower shall pay interest, at the calculated based upon the Interest Rate Option elected by Borrower. Payments of principal and interest after conversion shall begin on the first Banking
Day of the second month following the Conversion Date.

          (e) Prepayment. The Capital Expenditure Loan may be prepaid in full or in part at any time without premium or penalty. However, in the event the Capital Expenditure Loan is prepaid as a result of refinancing by another lender, Borrower shall be deemed to have terminated this Agreement and the terms of Section 16.2 below shall apply. Any partial prepayment made pursuant to this section shall be applied in the inverse order of its maturity.

     4. LETTERS OF CREDIT: (a) Letters of Credit. Between the date hereof and the Maturity Date of the Revolving Loan, so long as no Event of Default or event which, but for the elapse of time or the giving of notice would constitute an Event of Default has occurred and subject to the satisfaction by Borrower of the terms and conditions hereinafter set forth, Lender shall issue requested Letters of Credit for the account of the Borrower. Each Letter of Credit shall be in form and substance satisfactory to Lender and without limiting the generality of the foregoing, issuance of all Letters of Credit shall be on the following terms and conditions:

               (i) Maximum Amount. The aggregate outstanding undrawn upon face amount of all Letters of Credit, including unreimbursed drawings thereunder and banker's acceptances related thereto shall not exceed the sum of Three Million ($3,000,000.00) Dollars.

               (ii) Term. No Letter of Credit shall have a stated term of more than one (1) year but in any event a stated expiration date which is later than five (5) Banking Days prior to the Termination Date.

               (iii)Application. The Letter of Credit and each renewal thereof shall be issued in accordance with Lender's then current practices relating to the issuance of Letters of Credit, and only after receipt by Lender of its then current application and agreement for a Letter of Credit properly completed and executed by Borrower and delivered to Lender at least three (3) Banking Days prior to the requested reissuance date.

               (iv) Fees and other charges. Borrower shall pay to Lender, a nonrefundable fee to be established by the Lender from time to time at the time of the issuance or reissuance of each Letter of Credit for the issuance, administration, amendment, extension, replacement, reissuance and transfer of Letter of Credit, including but not limited to, any amendment, extension, replacement, substitution, modification, renewal, reissuance or assignment thereof, along with any incidental expenses incurred by Lender in connection therewith (such as overnight delivery charges). In addition Borrower shall pay Lender an annual fee equal to 1/2 of 1% of the face amount of each standby Letter of Credit which fee shall be payable in quarterly installments, in advance.

          (b) Payments upon Draw. Upon any draw upon a Letter of Credit, Borrower hereby agrees to repay immediately to Lender on the same day such draw is honored by Lender, the amount of such draw, together with any and all costs or expenses which Lender may incur in connection therewith, without any requirement of notice, presentment or demand by Lender, all of which are hereby waived by Borrower. In order to implement the foregoing, unless Lender is immediately reimbursed with other funds, notwithstanding the provisions of Section 2.1(d) hereof, Borrower hereby irrevocably authorizes and directs Lender to (a) treat such draw as a request for a Revolving Loan in the amount of such draw; (b) make a Revolving Variable Rate Loan in the aggregate amount of such draw; and (c) retain the proceeds of such Revolving Loan as reimbursement of such draw.

          (c)  Payment Upon Bankruptcy, Etc. If an Event of Default pursuant to
Section 9, specifically including those under subsection 9.4, should occur when there are unexpired Letters of Credit, Borrower hereby irrevocably authorizes and directs Lender to make a Revolving Loan in the amount of the aggregate undrawn face amount of such unexpired Letters of Credit, the proceeds of which Revolving Loan shall be placed in a deposit account known as the Reimbursement Deposit Account, for the sole benefit of and under the sole dominion and control of Lender, which shall be used to reimburse Lender for draws upon such Letters of Credit. If from time to time outstanding Letters of Credit expire, so that funds remain in the Reimbursement Deposit Account which exceed the then aggregate undrawn face amount of the remaining Letters of Credit, such excess funds shall be applied by Lender to reduce the outstanding Obligations.

          (d) Payments After Termination of Facility. If all Revolving Loans have been paid and this Agreement is terminated for any reason, whether on or prior to the Maturity Date, Borrower shall immediately, upon demand, deposit into, and keep on deposit in, the Reimbursement Deposit Account, for the sole benefit of and under the sole dominion and control of Lender, an amount equal to at least 105% of the aggregate undrawn face amounts of all outstanding Letters of Credit, for the purpose of providing Lender with reimbursement of draws under the Letters of Credit and of fees or other expenses due and owing to Lender. At such time as Lender shall have no further obligations under and pursuant to any Letter of Credit and after reimbursing itself for all draws under any Letter of Credit and any fees or other expenses due and owing in connection therewith, Lender shall remit the balance of the Reimbursement Deposit Account, if any, to the order of Borrower.

          (e) Conditions Precedent to Loans Pursuant to Section 4.b. All Revolving Loans made pursuant to Section 4.b shall be made whether or not at the time of such Revolving Loan all conditions precedent to the making of Revolving Loans have been met. For the sole purpose of implementing Section 4.e, any provisions of this Agreement which are inconsistent herewith are superseded.

          (f) Letter of Credit Indemnification. The Revolving Loans contemplated by Section 4.f, (hereinafter referred to as "Letter of Credit Advances") shall in no event be deemed to be discretionary or voluntary. Borrower covenants and agrees to pay, protect, indemnify and hold harmless Lender from and against any and all costs and expenses, including, but not limited to, reasonable attorneys' fees and experts' costs and expenses, incurred by Lender as a result of the allegation by any Person that the Letter of Credit Advance in question was discretionary or voluntary on the part of Lender.

          (g) Uniform Customs and Practices for Documentary Credits. Each Letter of Credit shall be governed by and construed and enforced in accordance with the Uniform Custom and Practices for Letters of Credit (the "UCP") and if and to the extent there is any conflict or inconsistency between the UCC and the UCP, the UCP shall govern. In no event shall Lender have any obligation to issue (a) a "Revolving Documentary Credit," as defined in the UCP; (b) a "Red Clause Documentary Credit," as defined in the UCP; (c) an authenticated teletransmission or pre-advice of any Letter of Credit; or (d) any Letter of Credit if Lender determines, which determination shall be final, conclusive and binding on Borrower, that the terms and conditions of the Letter of Credit sought by Borrower and/or the use of the proceeds of such Letter of Credit are not in compliance with the internal policies of Lender.

          (h) Payment Obligations. The payment obligations of Borrower under this section 4 shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Letter of Credit and this Agreement under all circumstances, including, without limitation, the following circumstances: (i) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary or transferee of the Letter of Credit, or Lender or any other Person, whether or not in connection with this Agreement; (ii) any statement or document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient or any statement therein being untrue or inaccurate; and (iii) payment by Lender under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, unless a Court of competent jurisdiction determines in a final, non-appealable judgment, such payment to have resulted primarily and directly from the gross negligence or willful misconduct of Lender.

          (i) Supplemental Provisions. The provisions of any application or agreement related to the Letter of Credit are supplemental to, and not in derogation of, any rights and remedies of Lender under this Agreement, the Relevant Documents, at law, in equity, by arbitration or otherwise.

          (j) Suspension of Commitment to Issue Letter of Credit. If any restrictions are imposed by any governmental rule preventing Lender from issuing letters of credit, the commitment of Lender to issue the Letter of Credit hereunder shall immediately be suspended.


5.   INTEREST AND OTHER CHARGES / SPECIAL PROVISIONS:

     5.1 Interest Rate. Except as herein provided, the Revolver and the Capital Expenditure Facility shall bear interest as follows:

          (a) As to Variable Rate Loans, during each calendar month at a fluctuating interest rate per annum equal at all times to one percentage point per annum below the Prime

Rate, as such Prime Rate may change from time to time without notice to Borrower. Interest shall be calculated, on a daily basis, with each day representing 1/360th of a year;

          (b) As to LIBOR Loans, at the applicable Fixed LIBOR Rate per annum applicable to such LIBOR Loan which interest shall be calculated, on a daily basis, with each day representing 1/360th of a year;

          (c) The LIBOR Rate for each Loan and Interest Period shall be adjusted (up or down) on the next interest due date after the Applicable Margin is determined, but until so determined interest shall be calculated based upon the last determined Applicable Margin.

     5.2 Payment of Interest. All accrued and unpaid interest on Variable Rate Loans and LIBOR Loans shall be charged by Lender to Borrower's operating account with Lender on the first Banking Day of each calendar month.

     5.3 Default Rate. Anything herein to the contrary notwithstanding, upon the occurrence and during the continuance of an Event of Default hereunder, the interest rate charged to Borrower on the Loans shall, at Bank's discretion, be increased by two (2) percentage points per annum in excess of the then applicable rate.

     5.4 Maximum Rate. In no event shall the interest rate charged under this Loan Agreement be higher than the maximum lawful rate. In the event the interest received by the Lender exceeds the maximum lawful rate such excess shall be credited to Borrower.

     5.5 Unused Commitment Fee. The Borrower shall pay to the Lender quarterly, in arrears, a fee calculated as one-quarter of one (.25%) percent per annum, calculated on the basis of a 360-day year, of the average daily unused portion of the Revolver, which fee shall be charged by Lender to Borrower's operating account with Lender on the last day of each calendar quarter.

     5.6  Special Provisions Relating to LIBOR Loans.

          (a) If the last Interest Period during the term of the Revolver shall end prior to the Termination Date, the entire outstanding principal balance of the Revolver shall, for the remainder of the term of the Revolver, bear interest at the Variable Rate.

          (b) In the event the Borrower should seek to elect the LIBOR Rate, and in the event and on each occasion that on the day which is three (3) Banking Days prior to a particular Interest Period, the Lender shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that U.S. Dollar deposits in an amount approximately equal to the requested LIBOR Loan are not generally available at such time in the London Interbank Market, or reasonable means do not exist for ascertaining the LIBOR Rate for such LIBOR Loan for such Interest Period, the Lender shall so notify Borrower (telephonic notice being deemed sufficient), and with respect to existing LIBOR Loans the interest rate applicable to such LIBOR Loan shall automatically convert to the Variable Rate as of the impending Roll

Over Date for such LIBOR Loan (whether or not such notice has been previously provided to the Borrower) and with respect to any new Advance such Loan shall be a Variable Rate Loan, it being understood and agreed that the Variable Rate shall remain in effect thereafter with respect to such Loan unless and until the Lender shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that the aforesaid circumstances no longer exist, whereupon such Loan may be converted, upon notice to and consent of Borrower, to a LIBOR Loan, with the LIBOR Rate determined in the manner specified in the definitions of Fixed LIBOR Rate and Base LIBOR Rate and LIBOR Rate set forth in Sections 1.Q, 1.E and 1.Y above, within ten (10) Banking Days of Lender's making such determination.

          (c) Each determination of a LIBOR Rate, the Fixed LIBOR Rate and the Base LIBOR Rate applicable to a particular Interest Period shall be made by the Lender and shall be conclusive and binding upon the Borrower, absent manifest error.

          (d) If any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for the Lender to make or maintain a LIBOR Rate with respect to any Loan or to fund any Loan at a Rate related to LIBOR in the London Interbank Market or to give effect to its obligations as contemplated hereby, then, upon notice by the Lender to the Borrower, the interest rate applicable to all new Advances shall be the Variable Rate and the interest rate applicable to all LIBOR Loans shall be automatically converted to the Variable Rate, it being agreed that any notice given by the Lender to the Borrower pursuant to this section shall, such change in law, regulation or interpretation permitting, be effective on the impending Roll Over Date(s) as to such LIBOR Loan(s), or, shall such change not be so permitting, be effective immediately upon notice being given by the Lender to the Borrower, and that the Variable Rate shall thereafter remain in effect with respect to all affected LIBOR Loans unless and until the Lender shall have determined, in good faith (which determination shall be conclusive and binding upon the Borrower) that the aforesaid circumstances no longer exist, whereupon Loans may be converted to LIBOR Loans, upon notice to and consent by Borrower (unless such conversion is mandated by law or regulation, whereupon no such notice or consent shall be required) with the LIBOR Rate determined in the manner specified in the definitions of the LIBOR Rate, Fixed LIBOR Rate and Base LIBOR Rate set forth in Sections 1.Y, 1.Q. and 1.E above, within ten (10) Banking Days after such good faith determination by the Lender. If, as a result of such determination, the interest rate is converted to the Variable Rate on a date other than a Roll Over Date, the Borrower shall pay to Lender, on demand, an amount equal to the prepayment premium (i.e. breakage fee) which would have n the date the interest rate was converted to the Variable Rate.


6.       REPRESENTATIONS AND WARRANTIES:

         6.1 Organization and Qualification. Borrower hereby represents and warrants to Lender, knowing and intending that Lender shall rely thereon in making the loans contemplated hereby, that:

          (a) Borrower has been and will continue to be a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and is and will continue to be qualified and in good standing in all jurisdictions wherein the character of the property owned or the nature of the business transacted by Borrower makes licensing or qualification as a foreign entity necessary and wherein the result of a failure to maintain such good standing would be material and adverse to the Borrower.

          (b) A true, accurate and complete copy of Borrower's valid resolution authorizing the transaction contemplated herein, and Borrower's certificate of incorporation all as in effect on the date hereof and certified by the Secretary of the Borrower have heretofore been delivered to Lender.

     6.2 Due Authorization; No Default. (a) The execution, delivery and performance of this Loan Agreement and the Relevant Documents has been duly authorized by all necessary action on the part of Borrower; is not inconsistent with its certificate of incorporation, by-laws and other governing documents; does not contravene any law, governmental rule, regulation or order applicable to Borrower; and does not and will not contravene any provision of, or constitute a default under, any material indenture, mortgage, contract or other instrument or any order, writ, injunction or decree to which Borrower is a party or by which it or its properties or assets are bound.

          (b) This Loan Agreement and the Relevant Documents, upon their execution and delivery, and assuming due execution and delivery by Lender, will constitute the legal, valid and binding agreements of Borrower, enforceable in accordance with their terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect.

     6.3 No Governmental Consent Necessary. No consent or approval of, giving of notice to, registration with or taking of any other action in respect of any governmental authority or agency, except the New Jersey Economic Development Authority, is required with respect to the execution, delivery and performance by Borrower of this Loan Agreement and the Relevant Documents.

     6.4 No Proceedings. There are no actions, suits, or proceedings pending or to Borrower's knowledge, threatened against or affecting Borrower in any court or before any governmental commission, board or authority which, if adversely determined, will have an adverse effect on the ability of Borrower to perform its responsibilities under this Loan Agreement or the Relevant Documents; the Borrower is not in default with respect to any order of any court, arbitrator or governmental or non-governmental body; and the Borrower is not subject to or a party to any order of any court or governmental or non-governmental body arising out of any action, suit or proceeding under any statute or other law respecting anti-trust, monopoly, restraint of trade, unfair competition or similar matters.

     6.5 Financial Statements. (a) Subject to any limitation stated therein, all balance sheets, income statements and other financial data (as set forth in Borrower's December 31, 1995 10K, March 31, 1996 10Q, June 30, 1996 10Q and September 30, 1996 10Q, all as filed with the Securities and Exchange Commission) fairly present the financial condition and results of operations of Borrower in all material respects as at the respective dates thereof and the results of its operations for the periods for which the same are furnished to Lender. All other information, reports and other papers and data furnished to Lender are, or will be at the time the same are so furnished, true, accurate and complete in all material respects. All such financial statements and other information have been, or will have been at the time of issuance,
(i) as to Borrower's annual financial statements, prepared by certified public accountants in accordance with GAAP consistently applied and (ii) as to interim statements, will fairly present the financial condition and results of operations of Borrower in all material respects.

          (b) Except as shown on the most recent financial statements which have been delivered to Lender and which are specified on Schedule 2 annexed hereto and made part hereof, Borrower has no other liabilities as of the date hereof which would materially and adversely affect the financial condition of Borrower.

     6.6 Changes in Financial Condition. (a) Except as disclosed in Schedule 2, there has been no material adverse change in Borrower's financial condition since the date of its last financial statements identified on such Schedule 2.

          (b) Borrower's assets, at fair valuation, exceed Borrower's liabilities (including without limitation contingent liabilities); Borrower is paying its debts as they become due; and Borrower has capital and assets sufficient to carry on its business.

     6.7 Taxes and Assessments. Borrower has paid and discharged when due all taxes (as reflected on its filed tax returns), assessments and other governmental charges which may lawfully be levied or assessed upon its income and profits, or upon all or any portion of any property belonging to it, whether real, personal or mixed, to the extent that such taxes, assessments and other charges have become due, except those being contested in good faith and for which sufficient reserves have been set aside or which would not have a material adverse effect upon the Borrower. Borrower has filed all tax returns, federal, state and local, and all related information, required to be filed by it.

     6.8 ERISA. Borrower is in compliance in all material respects with the provisions of ERISA, and the related provisions of the Internal Revenue Code, and with all regulations and published interpretations issued thereunder by the United States Treasury Department, the United States Department of Labor and the Pension Benefit Guaranty Corporation ("PBGC"). There has occurred no transaction that is prohibited by Section 406 of ERISA or that constitutes a "prohibited transaction" under Section 4975(c) of the Internal Revenue Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect. No reportable event as defined in
Section 4043 of ERISA has occurred with respect to Plan. No notice of intention to terminate a Plan has been filed nor has any Plan been terminated; the PBGC has not instituted proceedings to terminate, or to appoint a trustee to administer, any Plan, nor do circumstances exist that could reasonably be expected to constitute grounds for any such proceedings; and neither Borrower nor any ERISA Affiliate has completely or partially withdrawn from any multiemployer Plan described in
Section 4001(a)(3) of ERISA. Borrower and each ERISA Affiliate have met the minimum funding standards under ERISA with respect to each of its Plans; no Plan has an accumulated funding deficiency or waived funding deficiency within the meaning of ERISA; and no material liability to the PBGC under ERISA has been incurred by Borrower or any ERISA Affiliate.

     6.9 O.S.H.A./E.P.A. Except as set forth on Schedule 6.9, to the best of Borrower's knowledge, Borrower has duly complied, in all material respects, with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act and the Environmental Protection Act, and all rules and regulations thereunder and all similar state and local laws, rules and regulations; and there are no outstanding citations, notices or orders of noncompliance issued to Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

     6.10 Environmental Matters. No property owned or used by Borrower and located in the State of New Jersey is an "industrial establishment" within the meaning of the New Jersey Industrial Site Recovery Act ("ISRA") or is or, to the best of Borrower's knowledge, has been used for the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any "hazardous substances" or "hazardous wastes" within the meaning of ISRA. The following are all of the Standard Industrial Classification Codes applicable to the properties and operations of Borrower:
2841.

          (b) To the best of Borrower's knowledge, Borrower is in compliance in all material respects with all applicable federal, state and local statutes, rules, regulations, orders and other provisions of law relating to air emissions, water discharge, noise emissions, solid and liquid disposal, hazardous waste and substances, and other environmental, health and safety matters.

     6.11 No Other Violation. Borrower is not in violation of any term of its certificate of incorporation or by-laws and no event or condition has occurred and is continuing which constitutes or results in, (or would constitute or result in, with the giving of notice, lapse of time or other condition):

          (a) A breach of or a default under any material agreement, undertaking or instrument to which Borrower is a party or by which it may be affected; or

          (b) The imposition of any lien, encumbrance or restriction on any property of Borrower, except as noted in Schedule 3 hereof.

     6.12 Margin Stock. No part of the proceeds of any Loan will be used, directly or indirectly, to purchase or carry any "margin stock" (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System), to extend credit to others for the purpose of purchasing or carrying any such margin stock, or for any purpose that violates any provision of Regulations G, T, U or X issued by the Board of Governors of the Federal Reserve System.

     6.13 Other Liens. Borrower has good and marketable title to and owns all of its assets free and clear of any and all liens, encumbrances or security interests whatsoever, except (i) those encumbrances created pursuant to this Loan Agreement; and (ii) those encumbrances set forth on Schedule 3 annexed hereto and made a part hereof. None of the assets are subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent prior to Borrower's doing of the same.

     6.14 Books and Records. Borrower maintains its books and records at 1735 Jersey Avenue, North Brunswick, New Jersey 08902.

     6.15 Representations and Warranties True, Accurate, and Complete.

          (a) None of the representations, warranties or statements made to Lender pursuant hereto or in connection with this Loan Agreement or the transactions contemplated hereby contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

          (b) All warranties and representations made herein or in the Relevant Documents by Borrower will be true and accurate, in all material respects, at the time it requests Lender to make Advances to it hereunder.

     6.16 Names; Location of Office. Schedule 6 annexed hereto and made part hereof sets forth a complete and accurate list of:

          (a) All names by which the Borrower is known or under which the Borrower is conducting business, including, without limitation, its corporate names and all trade names;

          (b) All offices and locations at or out of which the Borrower conducts any of its business or operations; and

          (c)  Borrower's chief executive office.


7.   AFFIRMATIVE COVENANTS:

     Until payment in full of all Obligations and the termination of this Loan Agreement, Borrower covenants and agrees that it will:

     7.1 Notify Lender. Promptly inform Lender if any one or more of the representations and warranties made by Borrower in this Loan Agreement or in any Relevant Document shall no longer be true, accurate and complete in all material respects.

     7.2 Pay Taxes and Liabilities; Comply with Agreements. Except those being contested in good faith and for which adequate reserves have been set aside or which will not have a material adverse effect on Borrower, promptly pay, when due, all indebtedness, sumsand liabilities of any kind now or hereafter owing by Borrower to any party however created, incurred, evidenced, acquired, arising or payable, including without limitation the Obligations, income and excise taxes and taxes with respect to any of the Collateral, or any wages or salaries paid by Borrower or otherwise.

     7.3 Observe Covenants, etc. Observe, perform and comply, in all material respects, with the covenants, terms and conditions of this Loan Agreement, the Relevant Documents and any other agreement or document entered into between Borrower and Lender.

     7.4 Maintain Corporate Existence and Qualifications. Maintain and preserve, and cause any Subsidiary to maintain and preserve, in full force and effect, its corporate existence and rights, franchises, licenses and qualifications necessary to continue its businesses and comply in all material respects with all applicable statutes, rules and regulations pertaining to the operation, conduct and maintenance of its existence and business including, without limitation, all federal, state and local laws relating to Benefit Plans, environmental, safety, or health matters, and hazardous or liquid waste or chemicals or other liquids (including use, sale, transport and disposal thereof).

     7.5 Information and Documents to Be Furnished to Lender. Borrower shall furnish to Lender:

          (a) Annual Consolidated Financial Statements. As soon as delivered to any other creditor, but in no event later than ninety (90) days after the end of each fiscal year, on a consolidated basis with all of Borrower's consolidated Subsidiaries, Borrower's balance sheet as at the end of such year, Borrower's statements of cash flow for such fiscal year and Borrower's statements of income for such fiscal year, all in reasonable detail, all prepared in accordance with GAAP consistently applied, and all audited without qualification by independent certified public accountants of recognized standing selected by Borrower and reasonably satisfactory to Lender, which accountants shall state that said statements fairly present, in all material respects, the financial condition and results of operations of Borrower as at the end of each such fiscal year and were prepared in accordance with GAAP, and, together with such statements, (i) the certificate of such certified public accountants, stating that, based upon their examination of the affairs of the Borrower performed in connection with such statements, they are not aware of the occurrence or existence of any condition or event which constitutes an Event of Default or, if they are aware thereof, the nature thereof, and (ii) a written acknowledgment by such accountant of Lender's reliance upon such financial statement in form and substance reasonably acceptable to Lender, and (iii) in addition to such statements, any supplementary information to the financial reports as Lender shall reasonably require.

          (b) Quarterly Consolidated and Consolidating Financial Statements. As soon as delivered to any other creditor but in no event later than forty-five (45) days after the end of each quarter-annual fiscal period of Borrower except the fourth, on a consolidated and consolidating basis with all of Borrower's consolidated subsidiaries, Borrower's balance sheets as at the end of such period, and Borrower's cumulative income and surplus statements for the period beginning on the first day of such fiscal year and ended on the date of such balance sheet, all in reasonable detail all prepared by Borrower's management and certified to by Borrower's chief financial officer, treasurer or controller as being prepared in accordance with GAAP consistently applied, subject to the usual and ordinary year end adjustments and absence of footnotes, and, in addition to such statements, any supplementary information to the financial reports as Lender shall reasonably require.

          (c) Monthly Agings. As soon as delivered to any other creditor but in no event later than thirty (30) days after the end of each month, summary aging reports of accounts receivable and accounts payable shown on Borrower's books as of the close of the preceding month, all in form and substance satisfactory to Lender.

          (d) Officer Certification. With each annual and quarterly financial statement, a certification by Borrower's chief financial officer, treasurer or controller, stating that, to the best of said person's knowledge, there has occurred no Event of Default or event which, but for the lapse of time or giving of notice or both, would constitute an Event of Default hereunder or under any Relevant Document, as of the date of such statement, and providing evidence of the method of calculating compliance with covenants 8.12 through 8.15.

          (e) Management Letters. Promptly upon receipt, a copy of each management letter, if any, provided to Borrower by its certified public accountants at any time.

          (f) Notice of Environmental, Health or Safety Complaints. Immediately, notice or copies if written of all material claims, complaints, orders, citations or notices, whether formal or informal, written or oral, from any governmental body or private person or entity, relating to air emissions, water discharge, noise emission, solid or liquid waste disposal, hazardous waste or materials, or any other environmental, health or safety matter. Such notices shall include, among other information, the name of the party who filed the claim, the potential amount of the claim, and the nature of the claim.

          (g)  Other Information. Immediately upon request:

               (i) Certificates of insurance for all policies of insurance to be maintained by Borrower pursuant hereto;

               (ii) ERISA Documents. All ERISA reports, notices, returns and all other documents filed as required by or in compliance with ERISA, whether to the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other appropriate agency, and all documents and information distributed to participants in any Plan;

               (iii) Any notice of a default under the Loan Agreement between Borrower and the New Jersey Economic Authority, the Reimbursement Agreement between Borrower and Banque Nationale De Paris, Houston Agency, both dated April 15, 1993 or any other documents executed in conjunction with the sale of the New Jersey Economic Development Authority Economic Growth Bonds (Composite Issue-1992 Second);

               (iv) From time to time, such other information as Lender may reasonably request with respect to the Borrower or any Guarantor.

     7.6 Access to Records and Property. At any time and from time to time, upon request by and not less than twenty-four (24) hours notice from Lender, give any representatives of Lender access during normal business hours to, and permit any of them to examine, audit, copy or make extracts from, any and all books, records and documents in the possession of Borrower or any independent contractor relating to Borrower's affairs, and to inspect any of its properties wherever located. Lender agrees to keep and hold all non-public information obtained from Borrower confidential (except to the extent that Lender becomes legally compelled to disclose such information.)

     7.7 Comply With Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, compliance with which is necessary to maintain its corporate existence or the conduct of its business in all material respects or non-compliance with which would materially and adversely affect its ability to perform its responsibilities or any security given to secure its Obligations.

     7.8 Insurance Required. (a) Cause to be maintained, in full force and effect on all property given as collateral security for all Obligations, insurance in such amounts and against such risks as is reasonably satisfactory to Lender, including, but without limitation, product liability, fire, boiler, theft, burglary, pilferage, loss in transit, business interruption, credit insurance and hazard insurance. Said insurance policy or policies shall:

               (i) Be in a form and with insurers which are reasonably satisfactory to Lender;

               (ii) Be for such risks and for such insured values as Lender or its assigns may reasonably require in order to replace the property in the event of actual or constructive total loss;

               (iii) Designate Lender and its assignees, as additional loss payees and insureds as their interests may from time to time appear;

               (iv) Contain a "Breach of Warranty" clause whereby the insurer agrees that a breach of the insuring conditions or any negligence by Borrower or any other Person shall not invalidate the insurance as to Lender and its assignees; and

               (v) Provide that they may not be canceled or materially altered without thirty (30) days prior notice to Lender and its assignees.

          (b) Additional Insurance. Obtain such additional insurance as Lender may reasonably require.

          (c) Notice of Loss. In the event of loss or damage, forthwith notify Lender and file proofs of loss with the appropriate insurer.

          (d) No Duty for Lender. In no event shall Lender be required either to (i) ascertain the existence of or examine any insurance policy or (ii) advise Borrower in the event such insurance coverage shall not comply with the requirements of this Loan Agreement.

     7.9 Bank Accounts. At all times, maintain its primary operating account(s) with Lender.

     7.10 Further Assurances. At any time or from time to time upon request of Lender, execute and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effectuate more fully the purposes of this Loan Agreement, the Relevant Documents and any other instruments, documents and agreements which shall be executed simultaneously herewith, or which may hereafter be executed by Borrower with regard to the transactions contemplated hereby.

     7.11 Pay Legal Fees and Expenses. Pay to Lender, upon demand, together with interest at the rate set forth in Section 5.3 hereof, from the date when incurred or advanced by Lender until repaid by Borrower all costs, expenses or other sums incurred or advanced by Lender (including reasonable legal fees and disbursements) to collect the Obligations, or to preserve and protect its interests, or to enforce Lender's rights as against Borrower or any Guarantor, or in the prosecution or defense of any action or proceeding related to the subject matter of this Loan Agreement or the Relevant Documents, including without limitation reasonable legal fees, expenses and disbursements. All such expenses, costs and other sums shall be deemed Obligations.


8.   NEGATIVE COVENANTS:

     Until payment in full of all Obligations, Borrower covenants and agrees that it and its consolidated Subsidiaries, (unless such entity is specifically excepted), will not:

     8.1 No Consolidation, Merger, Acquisition. Consolidate with, merge with, acquire the stock or assets of any Person, firm, joint venture, partnership, corporation, or other entity, whether by merger, consolidation, purchase of stock or otherwise, except mergers, acquisitions and consolidations which, after giving effect to such merger, acquisition and consolidation will not cause any violation of the covenants and agreements contained in this Loan Agreement and so long as the Lender is given prior notice of the merger, acquisition or consolidation and with respect to a merger, Borrower, or if applicable a Subsidiary, is the surviving entity of the merger.

     8.2 Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of all or substantially all of its assets, other than in the ordinary course of business or the sale or other disposition of unusable or obsolete equipment.

     8.3 Liens. Incur, create or permit to exist any mortgage, assignment, pledge, hypothecation, security interest, lien or other encumbrance on any of its property or assets, whether now owned or hereafter acquired, except (a) liens for taxes not delinquent; (b) those liens in favor of Lender created by this Loan Agreement and Relevant Documents; (c) those existing liens set forth on Schedule 3 annexed hereto and made part hereof and (d) Permitted Liens.

     8.4 Negative Pledges. Incur, create or permit to exist any negative pledge with respect to its assets or properties in any other mortgage, security agreement, pledge, hypothecation or other agreement entered into with any other Person.

     8.5 Other Liabilities. Incur, create, assume or permit to exist any indebtedness or liability on account of either borrowed money or the deferred purchase price of property, except (a) Obligations to Lender; (b) indebtedness subordinated to payment of the Obligations on terms approved by Lender in writing; (c) those liabilities existing on the date hereof and (d) liabilities for Permitted Liens.

     8.6 Loans. Make loans to any Person, except loans to employees or loans to Subsidiaries, not to exceed $300,000.00 and $500,000.00, respectively, in aggregate outstanding principal balances at any time.

     8.7 Guarantees. Except for the benefit of Lender (or its Subsidiaries up to the sum of $1,000,000.00 in the aggregate at any time outstanding, inclusive of loans to such Subsidiaries permitted pursuant to ss.8.6), assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (b) contingent obligations under letters of credit entered into in the ordinary course of business for the purchase of merchandise for resale.

     8.8 Change Business. Materially change or alter the nature of its business.

     8.9 Dividends: At any time there shall have occurred and be continuing an Event of Default or event which but for the lapse of time or the giving of notice or both would constitute an Event of Default, declare or pay any cash dividend or make distribution on, or redeem, retire or otherwise acquire, directly or indirectly, any share of its stock, or make any distribution of assets to stockholders.

     8.10 Change Location or Name. Change the place where its books and records are maintained or change its name or transact business under any other names without prior written notice to Lender.

     8.11 Transactions With Affiliates. Enter into any transaction with an Affiliate or Subsidiary on terms less advantageous to Borrower than those that could be obtained from any other Person in an arms-length transaction.

     8.12 Consolidated Tangible Net Worth. Cause, suffer or permit its Consolidated Tangible Net Worth to be or become less than the following as at the end of any fiscal quarter:

               (a) as at December 31, 1996 until December 30, 1997, Forty Million ($40,000,000.00) Dollars; and then

               (b) from December 31, 1997 and annually thereafter the tangible net worth of Borrower shall increase by a sum equal to Ten Million ($10,000,000.00) Dollars plus one hundred (100%) percent of the Net Proceeds of any future equity offerings by the Borrower less all treasury stock. For the purposes of this Agreement the term "Net Proceeds" shall mean the gross proceeds of any equity offering less the normal and customary costs and expenses of the offering.

     8.13 Debt to Net Worth Ratio. Cause, suffer or permit the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth to be or become more than the following as at the end of any fiscal quarter:

               (a) As at December 31, 1996 until December 30, 1997: 1.25:1.0; and then

               (b) from December 31, 1997 through December 30, 1998: 1.0:1.0; and then

               (c) from December 31, 1998 and at any time of the determination thereof thereafter: .75:1.0.

     8.14 Current Ratio. Cause, suffer or permit its Consolidated Current Ratio, which shall be calculated as the ratio of its Consolidated Current Assets to the total of its Consolidated Current Liabilities plus the outstanding principal balance under the Revolver, all on a consolidated basis with its Subsidiaries, to be or become less than 2.0:1.0 as at the end of any fiscal quarter.

     8.15 Debt Service Ratio. Cause, suffer or permit its Debt Service Ratio to be less than 5.0:1.0 as at the end of any quarter based on a quarterly rolling average of the prior four (4) quarters through December 31, 1998 and thereafter 3.5:1.0.

     8.16 Investments: Purchase or acquire the obligations, securities or stock of, or make capital contributions to, any Person, except:

               (a) Marketable direct obligations of the United States of America;

               (b) Bonds, bills or notes of any State, County or municipality of the United States of America, (w) which mature withi two years from the date of acquisition thereof, (x) which are not in default as to principal or interest and (y) which are rated AA or better by Moody's Investors Service or if same is not available or no longer in existence a similar service acceptable to Lender;

               (c) Customer's notes, chattel paper or the like received as non-cash proceeds of the sale of inventory of the Borrower in the ordinary course of its business;

               (d)  Certificates of deposit and Repurchase Agreements; and

               (e)  Any obligation iss ed by Lender or any affiliate of Lender.


9.   DEFAULT:

     The occurrence of any of the following shall constitute an Event of
Default:

     9.1 If any representation or warranty made by the Borrower and/or any Subsidiary in the Relevant Documents furnished in connection with the Loan, shall prove to have been false, incorrect or misleading in any substantial and material respect on the date as of which made;

     9.2 The Borrower shall have failed to make any payment of interest or principal on the Loans on a due date or within ten (10) days thereafter;

     9.3 The Borrower and/or any Subsidiary shall have failed to duly observe or perform any covenant, condition or agreement on the part of the Borrower and/or any Subsidiary to be observed or performed pursuant to the terms of the Relevant Documents other than the payment of moneys which shall be governed by
9.2 above, and such default shall have remained uncured for a period of thirty
(30) days after written notice thereof to the Borrower and/or any Subsidiary by the Lender;

     9.4 The Borrower and/or any Subsidiary shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of their respective assets; a custodian shall have been appointed with or without consent of the Borrower and/or any Subsidiary; the Borrower and/or any Subsidiary shall generally not be paying their respective debts as they become due; the Borrower and/or any Subsidiary shall have made a general assignment for the benefit of their respective creditors; the Borrower and/or any Subsidiary shall have filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with their respective creditors, or shall have taken advantage of any insolvency law, or shall have filed an answer admitting the material allegations of a petition in bankruptcy, reorganization or insolvency proceeding; or a petition in bankruptcy shall have been filed against the Borrower and/or any Subsidiary and shall not have been stayed or dismissed within sixty (60) days of such filing, or if an Order for Relief has been entered under the Bankruptcy Code; or an order, judgment, or decree shall have been entered without the application, approval or consent of the Borrower and/or any Subsidiary by any court of competent jurisdiction appointing a receiver, trustee, custodian or liquidator of the Borrower and/or any Subsidiary of a substantial part of their respective assets and such order, judgment or decree shall have continued unstayed and in effect for any period of sixty (60) consecutive days;

     9.5 The failure of Uri Evan to be Chief Executive Officer or to otherwise be involved in the management of the Borrower occurs without the express written consent of the Lender;

     9.6 A writ of execution or attachment or any similar process shall be issued or levied against all or any part of or interest in any of the properties or assets of the Borrower and/or any Subsidiary or any judgment involving monetary damages shall be entered against the Borrower and/or any Subsidiary which shall become a lien on the Borrower's and/or any Subsidiary's respective properties or assets or any portion thereof or interest therein and such execution, attachment or similar process is not released, bonded, satisfied, vacated or stayed within thirty (30) days after its entry or levy, and said writ of execution, attachment, levy or judgment shall involve monetary damages aggregating more than Two Hundred Thousand ($200,000.00) Dollars;

     9.7 Seizure or foreclosure of any of the properties or assets of the Borrower and/or any Subsidiary pursuant to process of law or by respect of legal self-help, involving monetary damages aggregating more than Two Hundred Thousand ($200,000.00) Dollars, unless said seizure or foreclosure is stayed or bonded within thirty (30) days after the occurrence of same;

     9.8 The voluntary and permanent closing of business or ceasing of operations of the Borrower;

     9.9 Default by the Borrower and/or any Subsidiary in any of the terms or conditions of any agreement covering the payment of borrowed money from the Lender and/or any other lender, if such a default would permit (after any applicable grace and cure periods) the Lender and/or other lender, as the case may be, to accelerate the payment of the debt irrespective of whether the default is waived or not waived by the Lender;

     9.10 The filing of any Federal tax lien against the Borrower or any Subsidiary and the same is not discharged of record within thirty (30) days after the same is filed; or

     9.11 Failure of the Borrower to keep the insurance required by the Relevant Documents in full force and effect.

10.  REMEDIES/RIGHTS OF LENDER:

     10.1 Acceleration; Proceed Against Collateral. Upon the occurrence and during the continuance of an Event of Default the total amount (the "Default Amount") of (i) the aggregate amount of all Obligations for principal and interest, including late charges thereon, and all other sums which are then due and unpaid; and (ii) an amount equal to the aggregate amount of all principal remaining to be repaid on all Obligations; and (iii) interest on the foregoing sums, at the rate provided for in Section 5.3 hereof, from said occurrence until paid in full shall become immediately due and payable without notice or demand.


     10.2 Set-off.

               (a) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, immediately and without notice or other action to set-off against any of the Borrower's liabilities to Lender any money owed by Lender (or any affiliate of Lender) in any capacity to Borrower, whether or not due, and Lender shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such Event of Default even though the actual book entries may be made at a time subsequent thereto.

               (b) If other lenders have participated with the Lender with respect to the Lender's making loans to the Borrower pursuant to the terms hereof, then, Borrower hereby authorizes such other participating lenders, upon the occurrence and during the continuance of an Event of Default, immediately and without notice or other action, at the request of Lender, to set off against any of the Borrower's liabilities to Lender any money owed by such participating lenders in any capacity to Borrower, whether or not due, and to remit the monies set off to the Lender.

     10.3 Cumulative Remedies; Waivers. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lender at law or in equity. No express or implied waiver by Lender of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided herein. The Events of Default and remedies thereon are not restrictive of and shall be in addition to any and all other rights and remedies of Lender provided for by this Loan Agreement and applicable law.

     10.4 WAIVER OF JURY TRIAL. BORROWER ABSOLUTELY, UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY LITIGATION WITH THE LENDER RELATING TO THIS LOAN AGREEMENT OR THE OBLIGATIONS.

     10.5 Costs and Expenses. Borrower shall be liable for all costs, charges and expenses, including reasonable attorney's fees and disbursements, incurred by Lender by reason of the occurrence of any Event of Default or the exercise of the Lender's remedies with respect thereto.


     10.6 Miscellaneous Rights of Lender. Upon the occurrence and continuance of an Event of Default Lender, without demand, may charge and withdraw from any credit balance which Borrower may then have with Lender or any of its branches, any amount which shall become due from Borrower to the Lender under this Loan Agreement.


11.  CONDITIONS TO INITIAL ADVANCE:

     The making of the initial Advance hereunder by the Lender is conditioned upon the Lender's receipt of the following, which shall be in form and substance acceptable to Lender and its counsel:

     11.1 Resolutions: Corporate resolutions authorizing the execution and delivery of the Loan Agreement and all of the Relevant Documents by the Lender and the Guarantors.

     11.2 Relevant Documents. All the Relevant Documents, which shall be executed, attested and acknowledged, as applicable, including, without limitation, the guaranty agreements of the Guarantors and the Uniform Commercial Code Termination Statements.

     11.3 Searches. Uniform Commercial Code, Federal Tax Lien, Franchise Tax Lien, Judgment and Good Standing searches as Lender shall require with respect to the Borrower and the Guarantors.

     11.4.Opinion of Counsel. An opinion of Borrower's counsel.

     11.5 Insurance. Verification of satisfactory insurance coverage and of the issuance of the certificates and endorsements required by this Loan Agreement.

     11.6 Other Documents/Information. Such other documents, instruments or information as the Lender shall reasonably require in order to enter into this Loan Agreement.

     11.7 Expenses. Payment of Lender's expenses as set forth in Section 17.6.


12.  WAIVERS:

     Borrower waives demand, presentment, notice of dishonor or protest of any instruments either of Borrower or others which may be included in the Collateral or which may evidence the Obligations.

13.  SURVIVAL:

     All representations and warranties made herein or in any certificate or instrument contemplated hereby shall survive any independent investigation made by Lender and the execution and delivery of this Loan Agreement, and said certificates or instruments and shall continue so long as any Obligations are outstanding and unsatisfied, applicable statutes of limitation to the contrary notwithstanding.


14.  EFFECT OF HOLIDAYS:

     If any payment pursuant to this Loan Agreement becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of New Jersey, the maturity thereof shall be extended to the next succeeding Banking Day.


15.  NOTICES:

     15.1 Written; Effective Date. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent, postage prepaid, by registered or certified mail, return receipt requested. Any notification of a sale or other disposition of Collateral or any other action by Lender required to be given by Lender shall be sufficient if given not less than ten (10) days prior to the date on which such sale or other disposition would be made, and such notification shall be deemed reasonable notice.

     15.2 To Lender. Notices to Lender shall be directed to the following address:

               PNC Bank, N.A.
               Two Tower Center Boulevard
               East Brunswick, New Jersey 08816
               Attention: Craig W. Heal, Vice President


          15.3 To Borrower. Notice to Borrower shall be directed to the following address:

               USA Detergents, Inc.
               1735 Jersey Avenue
               North Brunswick, New Jersey  08902
               Attention: Frederick Horowitz, CAO

               With a copy to:

               Sheldon G. Nussbaum, Esq.
               Fulbright & Jaworski, LLP
               666 Fifth Avenue
               New York, New York  10103


16.  TERMINATION OF LOAN AGREEMENT:

     16.1 Termination by Lender. Lender may terminate this Loan Agreement at any time on or after the occurrence and during the continuance of an Event of Default or on or after the Maturity Date, whereupon all of the Obligations shall be due and payable immediately.

     16.2 Termination by Borrower. Borrower may terminate this Agreement, as to all Loans and only as to all Loans, by giving Lender not less than 30 days written notice of the date upon which it will terminate the Agreement, provided that on the Termination Date the Borrower shall pay to Lender:

               (i)  The principal and interest due on the Loans;

               (ii) All other Obligations under this Agreement and the Relevant Documents; and

               (iii) in the event the Loans are repaid as a result of Borrower's obtaining refinancing from another lender, Borrower shall also pay a prepayment premium calculated as follows:

                    A. If the Termination Date is prior to the first anniversary of the date stated at the beginning of this Loan Agreement, the sum of Two Hundred Fifty Thousand Dollars ($250,000.00);

                    B. If the Termination Date is on or after such first anniversary date but prior the second anniversary of the date stated at the beginning of this Agreement, the sum of Two Hundred Thousand Dollars ($200,000.00);

                    C. If the Termination Date is on or after the second anniversary date but prior to the third anniversary date of the date stated at the beginning of this Agreement, the sum of One Hundred Fifty Thousand Dollars ($150,000.00);

                    D. If the Termination Date is on or after the third anniversary date but prior to the fourth anniversary date of the date set forth at the beginning of this Agreement, the sum of One Hundred Thousand Dollars ($100,000.00); and

                    E. If the Termination Date is on or after the fourth anniversary date but prior to the fifth anniversary date set forth at the beginning of this Agreement, the sum of Fifty Thousand Dollars ($50,000.00); and

                    F. Thereafter, the Borrower may terminate this Loan Agreement on the Termination Date without payment of any Termination Charge.

Anything herein to the contrary notwithstanding it is understood and agreed that if, at any time after the second anniversary date of this Loan Agreement, the Borrower obtains financing from another lender in an amount greater than that which Lender is willing to provide, Borrower may prepay the Loans on its closing of such new financing without paying Lender the prepayment premium. However, the prepayment premium shall not be waived if Lender is willing to provide financing in the same amount to be provided by such other lender. Therefore, Lender shall have twenty (20) Banking Days, after its receipt of notice from Borrower of its intent to terminate, to notify Borrower whether it is willing to provide such financing.

     16.3 Rights Upon Termination. Notwithstanding the termination of this Loan Agreement as herein provided, Lender's security interest, rights and remedies herein set forth shall remain in full force and effect until all Borrower's Obligations are paid in full.


17.  AMENDMENTS AND MISCELLANEOUS:

     17.1 Amendments. The terms of this Loan Agreement shall not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by a written instrument signed by Lender and Borrower.

     17.2 Binding on Successors. The provisions herein contained shall bind and inure to the benefit of the Borrower and Lender and their respective legal representatives, successors and assigns (provided, however, that the Borrower shall not assign the Loan or the Relevant Documents without first obtaining the written consent of Lender). Lender (or any subsequent assignee) may transfer and assign the Loan or interests therein to such banks, lending institutions or other Person as it may choose without the consent of Borrower and deliver the Collateral to the assignee, who shall thereupon have all of the rights of Lender; and Lender (or any such subsequent assignee that in turn assigns as aforesaid) shall then be relieved and discharged of any responsibility or liability with respect to future Advances and said Collateral.

     17.3 Invalidity. Any provision of this Loan Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     17.4 Gender. Throughout this Loan Agreement, the masculine shall include the feminine and vice versa and the singular shall include the plural and vice versa, unless the context of this Loan Agreement indicates otherwise.

     17.5 Cross Default. All other agreements between Borrower and Lender and/or any of Lender's affiliates or subsidiaries whereby monies are loaned or financial accommodations are made to Borrower are hereby amended so that a default under this Loan Agreement is a default under all other agreements and a default under any one of the other agreements is a default under this Loan Agreement.

     17.6 Expenses of Lender. Borrower agrees to pay all costs and expenses of the Lender in connection with the preparation, execution, delivery and administration of this Loan Agreement and other instruments and documents to be executed contemporaneously herewith, including reasonable attorney's fees and out of pocket expenses of counsel for Lender up to the sum of $50,000.00.

     17.7 Section and Paragraph Headings. Section and paragraph headings are for convenience only and shall not be construed as part of this Loan Agreement.

     17.8 Law/Jurisdiction. (a) This Loan Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of New Jersey.

               (b) The Borrower hereby consents to the in personam jurisdiction of the federal and/or state courts located within the State of New Jersey, over controversies arising from or relating to this Loan Agreement or the Obligations.

     17.9 Further Assurances. Borrower shall take such steps and execute and deliver such financing statements and other documents all in form and substance satisfactory to Lender relating to the creation, validity or perfection of the security interests provided for herein, under the Uniform Commercial Code or other laws of the State of New Jersey or of any other state or states as Lender may from time to time request.

     IN WITNESS WHEREOF, the undersigned have set their hands and seals or caused these presents to be executed by their proper corporate officers and sealed with their seals the day and year first above written.

ATTEST:                                 USA DETERGENTS, INC.


By: /s/ Harold J. Macsata               By: /s/ Frederick J. Horowitz
   _____________________________           ________________________________
   Harold J. Macsata, Vice President     Frederick J. Horowitz, Vice President
   and Chief Financial Officer           and Chief Administrative Officer

                                        PNC BANK, N.A.



                                        By: /s/ George L. Ziminski
                                            _______________________________
                                            George L. Ziminski,
                                            Senior Vice President